Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner Strategic Hotels & Resorts, Inc. - VP, Capital Markets, Acquisitions & Treasurer

Rip Gellein Strategic Hotels & Resorts, Inc. – Chairman & CEO

Diane Morefield Strategic Hotels & Resorts, Inc. – EVP & CFO

CONFERENCE CALL PARTICIPANTS

Bill Crow Raymond James & Associates - Analyst

Ryan Meliker MLV & Company - Analyst

Andrew Didora BofA Merrill Lynch - Analyst

Jonathan Mohraz JPMorgan - Analyst

Smedes Rose Evercore - Analyst

Jeff Donnelly Wells Fargo - Analyst

Chris Woronka Deutsche Bank - Analyst

Lukas Hartwich Green Street Advisors - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Q1 2014 Strategic Hotels & Resorts earnings conference call. My name is Steve, and I’ll be your operator for today.

At this time all participants are in listen-only mode. We will conduct a question-and-answer session towards the end of the conference call. (Operator Instructions). As a reminder, this call is being recorded for replay purposes.

Now I would like to turn the call over to Jon Stanner, Vice President, Capital Markets, Acquisitions and Treasurer. Please proceed sir.

Jon Stanner - Strategic Hotels & Resorts, Inc. - VP, Capital Markets, Acquisitions &Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts' first quarter 2014 earnings conference call.

Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call which can be accessed by the same section of the site, with a replay of today's call available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates and projections about the market and the industry in which the Company operates, in addition to management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice included within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to the directly comparable GAAP measures in accordance with Reg. G requirements.

I would now like to introduce the members of the management team here with me today. Rip Gellein, Chairman and Chief Executive Officer, and Diane Morefield, our Chief Financial Officer. Rip.

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman &CEO

Thank you, Jon. Good morning everyone. Strategic had a very productive first quarter on virtually all fronts; operating and financial results, balance sheet improvements, acquisitions, dispositions and lastly, adding a strong new Board member, Dave Johnson, as part of our settlement with Orange Capital.

I will review our operating and financial results which were once again amongst the best of our peers and ahead of consensus estimates. We will review our transaction activity that has totaled over $1.1 billion in acquisition, disposition and capital markets transactions since the beginning of the year. I will also give you some color on what we are seeing in the deal world as we continue to look for opportunistic and value creating ways to enhance our already outstanding best-in-class portfolio. Diane will conclude with a more detailed review of the quarter and the significant balance sheet activity we completed in the first four months of the year.

Our first quarter operating results reflect the continuation of a solid, steady recovery in our business. RevPAR in our Total U.S. portfolio grew 6.3%, but would have been closer to 9% when adjusting for displacement related to two major guestroom renovation projects that were ongoing in the first quarter at the Westin St. Francis in San Francisco and the Hyatt Regency in La Jolla. As expected, nearly all of our room revenue growth was a result of strong rate growth, which was up over 5% year-over-year.

As a few of our peers have already discussed this quarter, we are continuing to see positive trends on the group side of our business. That is an important catalyst for our business mix that was nearly 50% group at the previous peak but has hovered in the mid to high 40% range during the recovery. Group room nights in the first quarter increased 6.3% and importantly, spend per occupied group room increased 11% during the quarter, leading to a 9.2% increase in our Total RevPAR growth.

Group production in the first quarter for the remainder of the year increased 4.6% compared to the same time last year, which is an important indicator of the strength of that segment of our business and a continuing sign that certain groups are still booking in a relatively short window. Our full-year 2014 group pace is up 5.3% in room nights compared to the same time last year, at rates that are 3.2% higher, resulting in group revenue pace up 8.7%.

From a market perspective, our west coast markets, Scottsdale and Miami were outperformers as those destinations benefited from the bad weather on the east coast and in the Midwest, and a lack of snowfall early in the ski season in the Northern California mountains. The Southern California market was particularly strong as it fully absorbed the supply that came on at the peak of the last cycle. Our west coast properties grew RevPAR an impressive 15% during the first quarter after adjusting for displacement.

Our Four Seasons resort in Jackson Hole was another beneficiary of the weather as that market had over 500 inches of snow this season, the most of any major ski destination in the U.S., leading to a 9% RevPAR growth at an average rate of over $700 in the first quarter.

Conversely, Chicago, New York, and Washington, D.C. all had weaker quarters, partially due to the poor weather in those markets. Chicago had two less city-wide conventions in the first quarter of this year compared to 2013 which resulted in a 3% decline in the overall market RevPAR. This corrects itself during the year as overall city-wides for Chicago are flat year-over-year. Despite the soft market, our InterContinental on Michigan Avenue had a 13% increase in RevPAR for the quarter on a soft comparison from a renovation in process during the first quarter of last year but also benefiting from its location as an attractive transient destination.

In New York, the Super Bowl resulted in a four-night sell-out at average rates of $600, which was a good year-over-year comparison but weaker than our expectations going into the quarter. Adjusting for an accounting change implemented in the first quarter of last year as a result of our transition to the Marriott system, RevPAR at the Essex House increased 3.1% in the first quarter, which outperformed the broader New York City market that was up only 0.2% and our comp set which was actually down 1.6% in the quarter.

The 12% RevPAR decline in the Four Seasons in Washington, D.C. was primarily a reflection of a very tough comparison to the first quarter of last year when the hotel was the beneficiary of the presidential inauguration that added more than $650,000 in revenue in January alone as a result of five-day average rates between $1,300 and $1,900 a night.

Several of our hotels dramatically outperformed their respective markets reflecting both the superior locations of these assets as well as the success of our operating initiatives. For example, the InterContinental Miami had a 10% RevPAR growth in the first quarter compared to the Miami market that grew only 1.5%. RevPAR growth at the Loews in Santa Monica was nearly 21%, far outperforming the robust L.A. market that grew 10% during the quarter.

As I mentioned, we had two major capital programs ongoing in the first quarter that displaced nearly 17,000 room nights at the Westin St. Francis and Hyatt Regency La Jolla. At the St. Francis, we are completing the renovation of all 616 rooms in the newer tower of the hotel, including the replacement of all soft and case goods and significant upgrades to the bathrooms and corridors.

We spent about $16 million on the project, including $4 million from the hotel’s FF&E reserve, and estimate that this process displaced approximately 9,000 room nights during the quarter or nearly $2.4 million of revenue and $1.3 million of EBITDA. Given the strength of the San Francisco market, it is difficult to find a time to do this type of work that doesn’t result in lost revenue, but we believe the new product will give the hotel a nice lift in a market that continues to be one of the very best in the country.

Similarly, at the Hyatt Regency in La Jolla, we have completed a $12 million guestroom, bathroom and corridor renovation that will dramatically improve the quality of that hotel. This project displaced another 8,000 room nights during the quarter or approximately $1.7 million in revenue. Combined, the two projects displaced just under 17,000 room nights in the quarter which resulted in a loss of approximately $4 million in revenue and $2.1 million in EBITDA.

On the deal front, we have had an extremely active start to the year, completing over $700 million in acquisitions and dispositions and another $425 million in financing related activity. In February, we closed on the Four Seasons Punta Mita for a gross sales price of $200 million, netting us approximately $180 million after taxes. The gross valuation represents nearly $1.2 million a key for the hotel and a sub 4% cap rate on 2013 NOI, and included the disposition of the adjacent 48-acre land parcel known as La Solana. Proceeds from the sale were used to redeem all of the outstanding Series A preferred stock and reduce outstandings on the revolving credit facility.

On the last day of the quarter, we also closed on the sale of the Marriott Grosvenor Square hotel in London for a gross sales price of £125.2 million or approximately $208 million, roughly $875,000 a key. As promised, from a strategic perspective, this sale effectively marks the exit of the European markets for the Company as we now just have our sandwich lease position at the Marriott Hamburg remaining.

The proceeds from the sale of Grosvenor were used that same day to fund the buyout of the remaining 50% interest in the Fairmont Scottsdale Princess previously owned by Walton Street. We paid roughly $90 million to purchase their equity, which implied a net hotel valuation of $288 million or $440,000 per key and just under a 7% cap rate on forecasted 2014 NOI.

Diane will discuss our balance sheet related activity in more detail shortly, but over the same time frame, we closed on a new and improved $300 million revolving credit facility, retired the Series A preferred and terminated the Company’s interest rate swap portfolio.

Lastly, on the acquisition front, we continue to selectively search for assets that would fit within our existing portfolio and present an opportunity to create shareholder value. As many of you know, there are an increasing number of sellers in the market today, and we believe transaction activity in the higher-end sector of the lodging space will increase this year.

We also believe the fundamentals of the business remain quite favorable and that, absent some sort of exogenous macroeconomic shock, lodging demand growth is poised to outpace the fairly limited oncoming supply additions for the next several years. Our type of assets are particularly well insulated from new supply as we generally own in high barrier-to-entry urban and resort markets which have virtually no supply in the pipeline. We continue to believe that this unique supply dynamic suggests a prolonged upcycle is very likely.

We are encouraged to currently have an interesting pipeline of potential acquisitions under review that meet both our strategic and qualitative criteria. However, as I said on our last earnings call, both pricing and leverage discipline are of paramount importance to us and our Board as we evaluate these opportunities. We will only transact if we are confident we have the ability to add value to a hotel through our asset management expertise and generate a return greater than our cost of capital.

With that, I’ll turn the call over to Diane to discuss the results of the first quarter and our balance sheet activity in more detail.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Thank you Rip. Good morning everyone. We reported another very strong quarter of financial results with Comparable EBITDA of $41.2 million, a 19.5% increase over the first quarter of last year, and Comparable FFO of $0.06 per share, compared to $0.01 per share last year.

Beginning this quarter with the acquisition of the remaining 50% interest in the Fairmont Scottsdale Princess and the disposition of the Four Seasons Punta Mita, we are simplifying our reporting to only discuss our total U.S. portfolio, which will reflect 100% of all of our owned assets; the only exclusion being our leasehold interest in the Marriott Hamburg.

RevPAR in our Total U.S. portfolio increased 6.3% during the quarter, driven by a 5.1% increase in rate and a 0.7 percentage point increase in occupancy. Total RevPAR increased 9.2%. As Rip mentioned, adjusting for displacement, RevPAR increased 8.9% and Total RevPAR increased an impressive 10.8%. During the quarter, we had eight properties achieve double digit RevPAR growth, primarily concentrated on the west coast.

The Westin St. Francis grew RevPAR nearly 11% during the quarter, despite the $2.4 million in renovation disruption. Our Four Seasons Silicon Valley also increased RevPAR 11% as our new revenue strategy resulted in a 20% increase in ADR from the first quarter of last year. The Ritz-Carlton Half Moon Bay increased RevPAR 13.5% during the quarter with transient rates increasing 10%, further reinforcing the ongoing strength of the greater Bay Area market.

As Rip mentioned, the group segment of our business had a great quarter with room nights up 6.3% at rates 2.8% higher. This was aided by a strong short-term group pick-up quarter in Southern California; particularly at the Hotel del Coronado. Corporate group room nights increased 9% during the quarter across the portfolio.

Our transient room nights actually declined 3.7%, primarily at our urban hotels and mostly as a result of renovation disruption. However, transient rate increased a very strong 7.3% across the portfolio during the quarter. ADR in our highest rated premium segment actually increased 9% to nearly $500 per night.

Non-rooms revenue increased 12%, with banquet revenues up 14%, covers increasing 6% and average checks up 7%. EBITDA margins expanded 220 basis points across the portfolio and our EBITDA growth to RevPAR growth ratio was a very strong 3.5 times compared to our stated goal of two times. Hours worked per occupied room, our best measure of labor productivity, was flat compared to the same period last year.

These are all impressive results and a true testament to the expertise of our operating team, particularly when considering 17,000 room nights of displacement that occurred during the quarter.

Turning to our balance sheet activity during the first four months of the year, we sold two assets which generated $270 million in net proceeds. These proceeds were redeployed to retire the 8.5% dividend yield Series A preferred shares for $106 million, purchase our 50% partner’s interest in Fairmont Scottsdale Princess for $90 million and pay down our revolving credit facility by approximately $75 million.

One housekeeping item on the balance sheet, the Series A preferred redemption did not settle until after quarter end, so our first quarter balance sheet reflects a $104 million preferred liability and a large cash balance that both subsequently were eliminated in early April.

Pro forma for these activities, our Net Debt to 2014 EBITDA ratio is in the five times range based on the mid-point of our EBITDA guidance and Net Debt plus Preferred will be in the six times range. The preferred redemption alone will increase our free cash flow by nearly $9 million on an annual basis and the sale of the two foreign assets will eliminate approximately $2 million in frictional costs per year.

In April, we announced the closing of a new $300 million unsecured credit facility with a $100 million accordion feature. The new facility is the same size as the prior facility but pricing has been reduced by approximately 100 basis points across the pricing grid. Importantly, we successfully transitioned from a mortgage secured facility to a stock secured, facility that further demonstrates the Company’s improved credit quality since we last restructured our line in 2011. An unsecured facility provides the Company important flexibility with the ability to add, remove and replace assets from the borrowing base as we contemplate other transactions and financing activities.

Finally, we spent approximately $23 million to terminate the remaining $400 million notional value swap portfolio to eliminate the legacy derivative program. The swap portfolio had a well above market weighted average LIBOR strike rate of 5.09% with maturities ranging from November of 2014 through February of 2016. The termination is effectively a prepayment of interest expense but significantly improves our fixed charge coverage ratio as calculated under our new credit facility and simplifies our balance sheet structure. We forecast this termination will result in cash interest savings of $11 million for the balance of 2014.

As a result of the swap terminations, we will record $8.9 million of non-cash interest expense in the last nine months of the year related to the amortization of the swaps’ remaining OCI balance. This non-cash interest expense is added back for purposes of reporting Comparable FFO, and we are adjusting our guidance range for that metric accordingly.

We currently have $58 million drawn on our line of credit and approximately $9 million in letters of credit, which gives us roughly $235 million in liquidity. We continue to evaluate potential refinancing opportunities given the current strength of the credit markets and hope to have more to announce in the near future. At quarter end we also had approximately $60 million of total unrestricted cash.

Also during the quarter we settled with Orange Capital, our activist investor. In total, we spent approximately $2 million related to the Orange Capital situation, of which $1.5 million was expensed during the first quarter. We have excluded these expenses from our Comparable results since they are non-recurring costs.

We are maintaining our full year guidance ranges for RevPAR, margin expansion and Comparable EBITDA. We expect RevPAR growth in 2014 to be in the 5% to 7% range, which is reduced by approximately 1% from displacement. We are increasing our guidance range for Total RevPAR growth from 4.5% to 5.5% to 5% to 7% to reflect the strong pickup in non-room spend we saw during the first quarter and anticipate throughout the rest of the year.

EBITDA margins are expected to expand between 120 and 200 basis points and Comparable EBITDA is in the range of $210 million to $230 million. We are increasing our Comparable FFO range by $0.07 per share, primarily as a result of the interest rate swap portfolio termination and the elimination of both the cash and non-cash interest expense related to that termination. We expect Comparable FFO to be in the range of $0.57 to $0.67 per share.

With that, we’d like to now open up the call for questions

QUESTION AND ANSWER

Operator

(Operator Instructions).

Your first question is from the line of Bill Crow from Raymond James & Associates. Please proceed.

Bill Crow - Raymond James & Associates - Analyst

Good morning, guys. Good quarter.

I’d like to touch on two or three topics this morning. Your FFO guidance is essentially unchanged, other than the financing benefit. You indicated the strength you saw in group is expected to continue. Is there some conservatism baked in on the FFO front? How are you thinking about that?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

By and large, Bill, I think that we are being a little conservative. The first quarter is our smallest quarter, if you will. We’re encouraged, especially about the group spend. Group bookings are still relatively short-term. Overall, the business is strong and margin improvement has been good. We wanted to be a little bit cautious as the short-term business is what it is. Overall, we feel very good about the results.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Our actual results reflect the projected actual displacement that we experienced in the first quarter. We are projected to have some additional displacement in the fourth quarter due to other rooms renovations that we plan to start toward the end of the year. That flows through the actual results.

Bill Crow - Raymond James & Associates - Analyst

Thanks. You said the group business is still short-term in nature. I’ve got to give you a lot of credit. I think it was about a year ago at NAREIT when you were out there and much more optimistic than your peers and the brands over the group business in 2014. That seems to be playing out as you had expected. How does your activity level that you've seen in the last several months translate into your expectations for 2015?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

It is interesting because the short-term business has been good and the longer-term business has been a little weak in the first quarter. I think we are up 1.5% in rooms and a couple percent in rate in 2015. It hasn’t translated yet into stronger bookings but the strength in 2014 would suggest that there’s no reason that it wouldn’t. We are cautious is the best way to put it. Overall it has been a good story.

I think we’ll know more at the end of the second quarter. As Diane just pointed that, given the fact that the Westin St. Francis was under renovation, we think that has affected some of the bookings into 2015 as well from a timing perspective. Overall I think it has been good.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Those stats are just through the end of March. We don’t have April yet. It is still pretty early in the year to reflect on next year.

Bill Crow - Raymond James & Associates - Analyst

Understood. Finally, I’d like to touch on acquisitions and dispositions. On the disposition front, other than maybe Lincolnshire, is it fair to say your portfolio is filled with keepers at this point or are you looking to market additional assets that we are not aware of at this point?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

No. Other than Lincolnshire at some point, which is not a core asset for us, the balance of our portfolio is pretty stable. Given the fact that our balance sheet is stronger and our stock is where it is, our current view is that we would, at the right price, be looking to acquire additional scale.

Diane Morefield - Strategic Hotels & Resorts, Inc. - CFO

Sorry, Bill, the Hyatt Regency La Jolla near term is a hold because we just did the rooms renovation. We also think that will have a great impact on that hotel longer term. That is probably not as core as the rest of the portfolio.

Bill Crow - Raymond James & Associates - Analyst

Thank you, Diane. Last quarter you mentioned acquisitions, and you said you were looking throughout North America, including Mexico and Canada. A couple of people I've talked to get a little nervous with the mention of Mexico. Do you want to keep that on the table or is that something that maybe is not really there anymore, now that you've sold out of Mexico?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

I keep it there. I think that Mexico has got some potential strength. We would be careful as there are places in Mexico I have no interest in going. There are some markets in Mexico that I think are quite strong. I wouldn't exclude it from places that we would consider.

Bill Crow - Raymond James & Associates - Analyst

Thank you guys. I appreciate it.

Operator

Our next question comes from the line of Ryan Meliker from MLV & Company. Please proceed.

Ryan Meliker - MLV & Company - Analyst

On the Fairmont transaction, I'm assuming the difference between the $90 million and then the half of the $288 million that you guys assumed, the purchase price of the asset to be is — the difference is the promote that you guys earned on that asset, is that correct?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman, CEO

That’s correct, the promote was approximately $19 million.

Ryan Meliker - MLV & Company - Analyst

Okay. That’s very nice. Secondly, with regard to guidance in terms of the non-room spend, in the quarter non-room revenue was up 12%, group bookings or group revenues were up roughly 9%, which is in line with your pace for the year, so why only plus 5% to 7% for total room revenue? Do you expect the non-room spend to come down materially from where it was in the first quarter?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

As we said, we are being a little cautious. The spend in the first quarter was above our expectations. Part of the way that happens is that the groups decide what to spend when they are on site as opposed to before they come so it is a little bit of wait and see. The other point is there are more city-wides in our group business in the balance of the year, and the city-wides don't tend to spend as much in the hotels. We're being cautious about that.

Ryan Meliker - MLV & Company - Analyst

Okay. On the balance sheet, any update on plans for a common dividend?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

As Diane said, on the dividend side, we have been very focused on the balance sheet. We have gotten our leverage ratios down to net debt to EBITDA at about five, which is the top end of our three to five range, and the net debt plus preferred at six, which is the top end of the four to six range. We are still focused on making sure that we strengthen the balance sheet at this point in time in the cycle. We have an active conversation with our Board about instituting the dividend as soon as we feel like we've gotten the balance sheet where we want it to be. We are focused on it, and we have a goal to reinstate it. At the present time this is a discussion with our Board, and we will have more for you later.

Ryan Meliker - MLV & Company - Analyst

Can you give us an update on where you would feel more comfortable now that you are in the range? I understand you are at the high end of the range. Do you want to be towards the low end, towards the middle or is it going to be more driven by taxable income dynamics with the preferred dividends being reduced?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

It relates to a lot of things. It is not only leverage but it is the other opportunities that we might have for the capital that we have to be able to invest. We will balance all of that with the Board. I don't think we have one specific target that would tell us that now is the time.

Ryan Meliker - MLV & Company - Analyst

Okay. That is helpful. Diane, if I heard you correctly, you indicated that the preferred equity redemption wasn’t completed until after the first quarter? Does that mean $167 million on the balance sheet at the end of the quarter is going to drop by about $100 million?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

That is correct. It actually closed in early April.

Ryan Meliker - MLV & Company - Analyst

Okay. I just wanted to make sure because looking at the balance sheet the Series A’s were zeroed out.

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

It was in the liability account because we had declared it so it was a payable effectively.

Ryan Meliker - MLV & Company - Analyst

Okay. That is it for me. Thanks.

Operator

Our next question comes from the line of Andrew Didora from Bank of America. Please proceed.

Andrew Didora - BofA Merrill Lynch - Analyst

Rip, from a corporate group perspective, have there been any particular industries that you have been seeing coming back maybe a little bit faster than others? Is there a desire for groups to go to destinations say outside of some of your top markets of San Francisco and Chicago? Are you seeing that group shrink spread to other regions?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

The medical industry and pharmaceutical industry remain very strong. The one that is coming back is the financial industry. During the crisis they went away but they are definitely coming back. The incentive business is growing. The incentive business and the financial industry are the two that have begun to lead this growth.

Andrew Didora - Bank of America - Analyst

Got it. Do you see that group strength expanding out of some of the top major markets?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We are in mostly major markets. We are not in secondary markets. We are seeing it pretty much all over. Obviously in the west and Scottsdale particularly had a wonderful first quarter. The Del had another big quarter. Miami actually had a very good quarter.

Andrew Didora - Bank of America - Analyst

Okay. That’s great. That’s good to know. Finally, Rip, how do you balance your desire to increase your scale with the fact that the luxury hotel prices that have been crossing the tape seem pretty robust right now? How would you expect to finance a potential deal and maintain the leverage levels that you feel comfortable with?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Yes, there have been some assets that have traded for prices that we wouldn’t compete with. We are also seeing assets on the market that, given what we can bring to the table, we believe have pricing returns that are potentially acceptable to us. We are not going to chase a one-off deal with a sovereign buyer. We have actually seen reasonable discipline on the part of the market with a number of the assets that have traded. So it hasn’t been crazy yet. Long story short, we think that there are assets out there that we can acquire with good returns.

Secondly, we would probably put no more than 50% debt on any asset that we acquire, and we would probably do the rest of it with equity.

Andrew Didora - Bank of America - Analyst

Great. That’s it for me. Thanks.

Operator

Your next question comes from the line of Jonathan Mohraz from JPMorgan. Please proceed.

Jonathan Mohraz - JPMorgan - Analyst

Good morning. Most of my questions have been answered, but I do have one on the Essex House. Given the new supply that’s coming on line in New York, are there things you’ve either looked at or might look at doing at that property from a conversion standpoint?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We have looked at a lot of different alternatives with the property. There is potentially the opportunity to do a little bit in the way of conversions, but the other side is that it is just growing into its own. We have done a lot of what we consider very good work at the property in the food and beverage area and rates are beginning to increase. There are some potential options on the residential side, but right now we are really focused on the hotel business at that property.

Jonathan Mohraz - JPMorgan - Analyst

Great. Thanks.

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

By the way, the occupancy is pretty stable at that property. As you saw, it performed better than its peers in the market there. Because of its location, we are also going to put some capital in the rooms there fairly shortly. We are bullish on that property.

Operator

Our next question is from the line of Smedes Rose from Evercore. Please proceed.

Smedes Rose - Evercore - Analyst

I also have a question on the Essex House. You had mentioned you thought the performance guarantee this year would be around $3 million to $4 million with stabilization in 2015. Is the property still on track with those two forecasts?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Yes, it is.

Smedes Rose - Evercore - Analyst

Okay. Is the whole business with reducing some of the labor force there and all that kind of behind you at this point?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Correct.

Smedes Rose - Evercore - Analyst

Okay. I’d like to ask you to touch a little more on the acquisitions outlook. With stuff you are looking at, do you see more stuff coming to market say relative to three or four months ago? Is there any kind of change in pricing? These very high-end assets can be kind of quirky where you see a big range of pricing depending on what you can bring to the table, as you said. In general, is there any movement there?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We are seeing more volume of deals being presented to us. We are sort of an obvious target for people to come to if they have got a higher end asset to market. We are seeing increasing volume. To your point, you do see a very wide range of prices. There are people that have these very high expectations, and we don't have discussions with them very long. We wish them luck and send them on their way. We are in active discussions with a number that we think are rational and deals that could potentially be done.

Smedes Rose - Evercore - Analyst

Okay. Just open-ended but broadly, when you look at a property where you think you can bring something and help turn it around, do you think of it over a three-year period of stabilization or is that too long? What kind of timeframe would you typically be willing to consider?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Three years is a good time frame, but it depends on the property and what you have to do. However, we wouldn’t want to have to wait five years to see the ups. You wouldn’t go into that kind of thing. As with the new ballroom we built in Scottsdale and the reconcepting in Miami, there may well be assets where there could be some additional meeting space or additional improvements to be made, but I think your three-year time frame is probably a good bet on where we would need to see the benefits materialize.

Smedes Rose - Evercore - Analyst

Okay. Great. Thank you.

Operator

And your next question comes from the line of Jeff Donnelly from Wells Fargo. Please proceed.

Jeff Donnelly - Wells Fargo - Analyst

Actually I want to go back to Ryan’s question on the common dividend. Is there a scenario where you’d be obligated to restore even a token common dividend in 2014 or is it really going to be purely at the Board's discretion this year?

Diane Morefield - Strategic Hotels & Resorts, Inc. – EVP & CFO

Yes, we have sizable NOLs that we continue to carry forward from the years of losses. There is no pressure to announce a common dividend in order to maintain the REIT structure any time soon and preferred dividends count as dividends. We still have the other two series to go towards your dividend test.

Jeff Donnelly - Wells Fargo - Analyst

Is it fair to say — or maybe this is too strong – that the Board feels it is an imperative to restore a common dividend or is there no pressure, if you will, to restore it in 2014 versus say 2015?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We believe it is an imperative over the medium term, if you will. Having been through what we have been through, it is important for us to make sure that we do what we have said, which is to strengthen our balance sheet and make sure that we are accomplishing our strategic goals. One of those goals is to begin paying a dividend. I think the Board is focused on it, but they haven’t set a particular timeframe on when we want to accomplish it. If you look at all of the transaction activity we did in the first quarter, we’re creating a lot of value, and we have a lot of different opportunities for our capital. We just have to make sure that we have got that all in the mix before we decide to reinstitute the common dividend.

Jeff Donnelly - Wells Fargo - Analyst

Understood. With regard to Washington, D.C., I recognize your portfolio doesn’t give you what I’ll call broad perspective on that market. With a bit of supply hitting D.C. this month with the new Marquis, do you have a sense of how that opening is going to impact the market and your hotel? Do you have a little bit longer term view on how D.C. is going to fare? I’m thinking about your asset over the next 12 to 24 months because there is a pervasive concern out there that D.C. could remain weak for an extended period of time.

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Obviously, the supply is of concern to the overall market. We have this unusual asset, and we are not really concerned with that particular issue. We run a market Rev index close to 100 — 150 at that hotel. Its average rate is $100 — $150 higher than the competition. It is in an unusual location. It is the home for a number of foreign dignitaries who come to visit. Nobody is building something like it. Our year-over-year comparison was more to the inauguration than it was to any supply increase.

Jeff Donnelly - Wells Fargo - Analyst

Understood. One last question that might frankly seem a bit out there. Are there opportunities in your portfolio where you feel there’s maybe a chance to convert rooms in these urban and resort locations to residential use, whether that’s fractional ownership or even full-time residential? Off the cuff, I’m thinking about markets like the Del or the Essex House or even the Westin St. Francis where residential pricing per foot is just soaring, frankly. Do you guys think there’s sort of an arbitrage there?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We don’t think so at the Westin St. Francis. I don’t believe it’s zoned to be able to do that. With New York you might get some compression if you sold some of that hotel as residential, but I think the hotel portion has tremendous upside. We will be very careful there. The Del has got some residential product that was sold. I don’t think converting the historic building at the Del makes any sense. Overall, I’m not sure that we’ve got many other assets, other than the New York asset where that would make sense.

Jeff Donnelly - Wells Fargo - Analyst

Okay. Thanks, guys.

Operator

And your next question comes from the line of Chris Woronka from Deutsche Bank. Please proceed.

Chris Woronka - Deutsche Bank - Analyst

I think you guys mentioned earlier that group got up to 50% of your total mix in the prior peak. Do you think it will get back there or are there portfolio changes or another reason—maybe less of a focus on over grouping—that it might not get back to that range?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

We are within about 6% today. We are in the 44%-45% range.

Diane Morefield - Strategic Hotels & Resorts, Inc. - CFO

We are about 6% below in total room nights to peak group room nights.

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Yes. I think we get there. The group business is pretty strong. I’m not sure that there’s anything that’s fundamental at this point, especially for these kinds of assets. You look at the assets that we have, and these are places that higher-end groups want to come to. Maybe we are short a percentage or two from the 50%, but we’ve been bullish. The bullish view has played out, and we’ll let you know if it doesn’t later. Overall, I think we're headed there.

Chris Woronka - Deutsche Bank - Analyst

Okay. Got you. With the buy-in of the rest of the Fairmont Scottsdale you now have two Fairmonts, which I think amounts to about 14% of your EBITDA combined. What are you seeing in terms of the evolution of the brand and things that are being done from the macro level at the brand?

Rip Gellein - Strategic Hotels & Resorts, Inc. - Chairman, CEO

Being done what? I’m sorry?

Chris Woronka - Deutsche Bank - Analyst

It has always been kind of a smaller brand, if you will. What are you guys seeing from corporate? I’m not suggesting there’s anything wrong with the brand, but now that you guys own two fairly large assets, where do you see evolution of the brand?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

With Scottsdale for instance, where they’ve been strong is helping us enhance the group and fill that new Convention Center that we built. We are quite pleased. Our team works very closely with them. We’ve got the two hotels, so we’re mainly focused on those locations. In terms of what else they’re doing for the brand, I don’t know that we’ve spent a lot of time on that. They have a strong group base. They do a very good job for our assets, which are group-focused hotels.

Chris Woronka - Deutsche Bank - Analyst

Okay. Got you. Boston is one of the few markets you’re not in that maybe a lot of your peers are. How do you guys potentially look at getting some exposure there, maybe at a slightly lower cap rate versus another market at maybe a slightly higher cap rate? The second part of that is, are you guys more focused on building NAV over the long term or does the two to three-year cash flow outlook matter more?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

They both matter is the short answer. As it relates to Boston, we would love to have a hotel in Boston. We’ve been in Boston looking. We’ll see what happens there. Would we do a short-term diluted deal if we believed that long-term the value was really strong? We’re going to be really careful about that. If we can bring a lot to the table and the upside is really big, maybe. Short-term dilution, if it’s of any scale, is a little scary for us.

Chris Woronka - Deutsche Bank - Analyst

Okay. Got you. Very good. Thanks.

Operator

And your next question comes from the line of Lukas Hartwich from Green Street Advisors. Please proceed.

Lukas Hartwich - Green Street Advisors - Analyst

Thank you. Good morning, guys.

I’ve just got a quick one. Can you talk about a bit about the performance at the Fairmont Chicago? That asset seems to have been lagging the last few quarters. I’m just curious if there’s anything specific going on with that asset. Can you provide color on what’s going on there?

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

The issue, especially in the first quarter, Lukas, was the city-wides were down. I think, there were two or three city-wides in Chicago in the first quarter. That’s a very much group focused hotel. When that happens, that’s tough for that hotel. As I said in my prepared remarks, Chicago is actually flat year-over-year so we’ll be up two or three city-wides for the balance of the year. Hopefully that will help that hotel. The hotel is in great shape and the people that stay there love it, but it is very much group focused so if that comes down for Chicago, it gets hurt.

Lukas Hartwich - Green Street Advisors - Analyst

Great. That’s it for me. Thank you.

Diane Morefield - Strategic Hotels & Resorts, Inc. - CFO

Thank you.

Operator

Now I would like to turn the call back over to Rip Gellein for closing remarks.

Rip Gellein - Strategic Hotels & Resorts, Inc. – Chairman & CEO

Thank you all for your questions. Thank you for your support. We look forward to talking to you next quarter.

Operator

Thank you for your participation in today’s conference. This concludes today’s presentation. You may now disconnect. Have a good day.